Exhibit 99.1
On July 10, 2025, Pacira BioSciences, Inc. sent the following note to employees:

Subject: Organizational Update

Please take a moment to read the note below, sent on behalf of Frank D. Lee

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Dear Colleagues,

I want to share some important news regarding organizational changes at our Science Center Campus. After very careful consideration, we have made the decision to decommission the 45-liter facility, which has reached the end of its lifecycle after manufacturing EXPAREL commercial supply since 2014.

This decision reflects the progress we’ve made in recent years in bringing our enhanced, large-scale 200-liter manufacturing process online in both San Diego and Swindon. For the first time in our history, we’re able to maintain optimal inventory levels to meet the growing demand for EXPAREL.

Unfortunately, with this progress comes impact. Shutting down the 45-liter system has led to a reduction in workforce across the Technical Operations team, affecting approximately 70 colleagues, all of whom were notified yesterday.

I want to emphasize that this decision was not made lightly. The individuals leaving us have made significant contributions to our mission, and I want to sincerely thank them for their tireless dedication – not only to manufacturing EXPAREL – but to Pacira as a whole. Through their hard work, we have consistently delivered EXPAREL year after year to more than 16 million patients.

I know we are all here to support our colleagues in every way we can. Please know that every member of our leadership team is fully committed to ensuring that everyone impacted is treated with the utmost dignity and respect. We also remain deeply committed to all our colleagues at Science Center and Swindon who will continue to ensure we deliver EXPAREL, iovera°, and ZILRETTA to patients in the years ahead.

I’ll be at the Science Center Campus next week, along with members of our leadership team, to listen and answer questions. In the meantime, please don’t hesitate to reach out to your manager if you’d like to talk or ask questions.

I know this news is difficult, and I want to thank each of you for your continued dedication. Thank you for what you do each day – for patients and for Pacira.

Respectfully,

Frank